RAIT Financial Trust Closes $833 Million Commercial Real Estate CDO

Philadelphia, PA – June 7, 2007 – RAIT Financial Trust (“RAIT”) (NYSE: RAS) today announced the closing of RAIT Preferred Funding II, an $833 million commercial real estate collateralized debt obligation (“CDO”) transaction. This is RAIT’s eleventh CDO transaction. The CDO securities consist of $692 million of investment grade notes (83%), $31 million of non-investment grade notes (4%), and $110 million of preference shares (13%). RAIT owns all of the non-investment grade notes and preference shares and will consolidate the CDO issuer for financial reporting purposes. RAIT also invested $11 million, net of financing, in selected investment grade notes. A subsidiary of RAIT will serve as Collateral Manager for the CDO.

The weighted-average interest rate of the investment grade securities is one-month LIBOR plus 63.3 basis points. Notes issued by the CDO Issuer pay interest on a monthly basis. The CDO debt matures in 2045, and the CDO indenture provides for a five-year reinvestment period during which RAIT can use the proceeds of repayments of loans included in the collateral to finance new investments to replace collateral that is repaid, subject to certain rating agency guidelines relating to credit quality and diversification. Thereafter the CDO securities will be redeemed in order of priority as collateral is repaid. Notes issued by the CDO Issuer have an expected average life ranging from 6.1 years to 10 years.

The CDO issuer purchased approximately $482 million of assets consisting of whole loans, mezzanine loans, B-notes and preferred equity interests in real estate. Under the terms of the CDO indenture, RAIT has an initial investment period of approximately nine months from the closing date during which it expects to acquire $333 million of additional CDO assets.

The press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities referred to herein in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The securities have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The offering of the securities was made to certain placement agents pursuant to a private placement. The placement agents sold or offered the securities within the Unites States to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933 and outside the United States in accordance with Regulation S under the Securities Act of 1933.

To review RAIT’s latest news release and other corporate documents, please visit the Company’s website at www.raitft.com or contact Investor Relations at 215.861.7923.

About RAIT Financial Trust
RAIT Financial Trust is a specialty finance company that provides a comprehensive set of debt financing options to the real estate industry in the United States and Europe. We originate and invest in commercial mortgages, mezzanine loans and other loans; trust preferred securities, subordinated debentures and other real estate-related debt securities and investments. We seek to deliver risk-adjusted returns to our shareholders. Additional information on RAIT is available on the Company’s website at www.raitft.com.

RAIT Financial Trust Contact
Andres Viroslav
215-861-7923
aviroslav@raitft.com